[GOLDEN TELECOM LETTERHEAD]

Golden Telecom Announces Closing of Fortland Limited Transaction

Moscow, Russia (February 8, 2007). Golden Telecom, Inc. (“Golden Telecom” or the “Company”) (NASDAQ: “GLDN”), a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (“CIS”), announced today that it closed the transaction to acquire a 65% interest in Fortland Limited (“Fortland”). The purchase price of the acquisition is approximately $51.0 million with the first installment of $38.6 million to be paid by April 5, 2007.

Fortland owns 100% of Kolangon-Optim LLC (“Kolangon”). Kolangon holds licenses to offer digital television services in several of the largest cities of Russia and is expected to target other major Russian cities. These licenses will be used by the Company to provide customers with various services, including a greater number of digital television channels, higher quality picture and the opportunity for Pay-per-view programming, all using the Digital Video Broadcast (“DVB”) standard in MPEG-4 coding.

DVB is the most promising television format currently existing and one which is rapidly growing in Europe. DVB is also the most cost-effective TV broadcasting technology and has a number of promising competitive features, including:

A high quality digital video display with stereo sound;
A greater number of television channels;
Support for free-to-air TV and pay TV services;
Interactivity;
Competitive rates for customers compared to analog TV rates;
Ease of installation and use for analog and digital TV users through plug-and-play DVB consoles.

In addition, DVB signals can be received by mobile and smart phones, personal computers, laptops, and PDAs. DVB is supported by major television manufacturers, including Sony, Panasonic, and Philips, making DVB access readily available.

The combination of access to DVB technology with the Company’s wide geographical presence across Russia, will further the Company’s penetration into a potential market of 11 million households in 22 major Russian cities with a population of 35 million. The Fortland acquisition will enable the delivery of a Triple Play service package, including high speed Internet access, digital television with about 50 channels, and VoIP.

Golden Telecom plans to begin deployment of DVB transmitters in the first half of the year and start broadcasting in the fourth quarter of 2007. Simultaneously, the Company will negotiate with TV channels and largest content providers possibility of securing access to premium content to be broadcasted digitally.

Commenting on this deal, Jean-Pierre Vandromme, Golden Telecom’s Chief Executive Officer, noted: “This acquisition constitutes a perfect fit into Golden Telecom’s broadband expansion strategy in Russian telecoms and will position us as a strong player in the media market. We will enhance our Triple Play service offering by adding a high quality TV element to our existing broadband Internet and voice products in Moscow, St. Petersburg, and regions of Russia and will provide access to a mass market of Russian consumers. The acquisition will also enable Golden Telecom to benefit from the plans of the Russian Ministry of Information Technologies and Communications to replace analog televisions in Russia with digital televisions in approximately 10 years, as in other European countries, promoting DVB as the national standard. Currently, the television penetration level in Russia is approximately 98.6%, which makes Russia the largest TV market in Europe.”

About “Golden Telecom” (www.goldentelecom.com):

“Golden Telecom, Inc.” (NASDAQ: “GLDN”) is a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (“CIS”). The Company offers voice, data and Internet services to corporations, operators and consumers using its overlay network in major cities including Moscow, Kiev, St. Petersburg, Nizhniy Novgorod, Samara, Kaliningrad, Krasnoyarsk, Alma-Ata, and Tashkent, and via intercity fiber optic and satellite-based networks, including approximately 290 combined access points in Russia and other countries of the CIS. The Company offers cellular communication services in Kiev and Odessa.

Statements contained herein are forward-looking and are made in compliance with safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements include those on the expected acquisition details and the expected benefits from the acquisition, our use of the frequencies, future service offerings, including the benefits of such service offerings, and our ability to address the Russian government’s plans to promote DVB as a transmission standard. It should be noted that these statements are subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Such risks and uncertainties include, without limitation, the possibility that the acquisition details will change, that we are not able to offer the services in the manner we expect, that the services will not provide the expected growth or benefits or that the Russian government will change its plans to promote DVB as a national transmission standard. For additional information about the factors that may lead to significant discrepancies between the final results and those predicted in forward-looking statements, please refer to corporate reports submitted to the United States Securities and Exchange Commission, including 10-Q quarterly and 8-K current reports submitted in 2006 and 2007, as well as the 10-K annual corporate report for the fiscal year that ended on December 31, 2005.

For additional information please contact:

Public Relations:
Anna Chin Go Pin
Email: achin@gldn.net
Tel.: +7-495-797-9300;
Fax: +7-495-797-9332

Investor Relations:
Alexey Subbotin
Email: ir@gldn.net
Tel.: +7-495-797-9300;
Fax: +7-495-797-9331
www.goldentelecom.com